Exhibit 10.2(k)

CYTEC EXECUTIVE SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN

(As amended and restated effective January 1, 2009)

Effective as of January 1, 1994, Cytec Industries Inc. (the “Company”) established the Cytec Executive Supplemental Employees’ Retirement Plan (the “Plan”). The Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which is exempt from Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is not a qualified plan under the Internal Revenue Code of 1986, as amended (the “Code”), and benefits are paid by or on behalf of the Company.

The Plan replaced the American Cyanamid Company and Subsidiaries Supplemental Employees’ Retirement Plan (the “Cyanamid SERP”) for those employees of the Company who were covered by the Cyanamid SERP on December 31, 1993. Pursuant to the Transfer and Distribution Agreement dated December 17, 1993 between American Cyanamid Company and Cytec Industries Inc., the Plan assumed the liabilities attributable to employees of the Company covered by the Cyanamid SERP on December 31, 1993 who became employees of the Company on January 1, 1994.

Employees hired by an Employer on and after April 1, 2007 shall not be eligible to participate in the Plan.

The Plan is amended and restated effective January 1, 2009. The Plan, as amended and restated, is intended to comply with Section 409A of the Code, the regulations thereunder and related guidance issued by the Internal Revenue Service (“IRS”).

ARTICLE I

Definitions

1.1 “Actuarial Equivalent” means an amount or benefit of equal value based on a 6 1/2% interest rate and the 1971 TPF&C Forecast Mortality Table (or, at the discretion of the Pension Administration Committee, the most recent version of such table) with employee ages set back one year and beneficiary ages set back five years.

1.2 “Board of Directors” means the Board of Directors of the Company.

1.3 “Cause” means (a) the willful and continued failure by a Participant substantially to perform the Participant’s duties with an Employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by an Employer which specifically identifies the manner in which an

Employer believes that the Participant has not substantially performed such Participant’s duties, or (b) the willful engaging by the Participant in conduct demonstrably injurious to an Employer. For purposes of this definition, no act, or failure to act, on the part of the Participant shall be considered willful unless done, or omitted to be done, by the Participant without reasonable belief that the Participant’s action or omission was in the best interests of an Employer and was lawful.

1.3 “Change in Control” shall be deemed to have occurred upon the date on which one of the following events occurs:

(a)	Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(b)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or

(c)	A majority of participants of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the participants of the Board prior to the date of the appointment or election; or

(d)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Company” means Cytec Industries Inc.

1.6 “Compensation Committee” means the Compensation and Management Development Committee of the Board of Directors.

1.7 “Compensation” means base compensation as defined in the Employees’ Retirement Plan plus actual cash bonuses paid to a Participant pursuant to the IC Plan up to 1/3 of base compensation, except to the extent Section 3.1 of the Plan requires use of Target ICP, without consideration of the limit on compensation under Section 401(a)(17) of the Code, and including all compensation which would have otherwise been paid but for the fact that receipt is deferred to a subsequent year; provided, however, that deferred compensation paid in a subsequent year shall not again be included as Compensation for purposes of computing benefits hereunder and; provided further that for purposes of determining Compensation for the year of a Participant’s termination of employment, for the year that the Participant commences Plan Benefits on account of Total and Permanent Disability, and for any projected Years of Service, reference to a Participant’s “salary or wages” (in Section 1.14 of the Employees’ Retirement Plan) at September 1 or at the “prior September 1” shall be deemed to refer, instead, to a Participant’s final salary rate immediately prior to termination of employment.

1.8 “Cyanamid Excess Plan” means the American Cyanamid Company and Subsidiaries ERISA Excess Retirement Plan as in effect on December 31, 1993.

1.9 “Cyanamid SERP” means the American Cyanamid Company and Subsidiaries Supplemental Employees Retirement Plan as in effect on December 31, 1993.

1.10 “Eligible Employee” means any person elected as an Officer prior to April 1, 2007 and any other key person who was employed by an Employer who was elected as a Participant prior to April 1, 2007.

1.11 “Employees’ Retirement Plan” means the Cytec Salaried and Nonbargaining Employees’ Retirement Plan, as amended from time to time.

1.12 “Employer” means the Company, D Aircraft Products, Inc., Cytec Engineered Materials Inc., any successor thereto, and any of the Company’s subsidiaries which adopts the Plan with the consent of the Board of Directors.

1.13 “Excess Plan” means the Cytec Excess Retirement Benefit Plan.

1.14 “Executive Committee” means the Executive Committee of the Company as provided for in the resolutions adopted by the Board of Directors or any committee which succeeds the responsibilities of the Executive Committee.

1.15 “Good Reason” shall mean:

(a)	A change in assignment resulting in the assignment to a Participant of substantially reduced responsibilities compared with those assigned to the Participant prior to such change, or any change in the Participant’s status, authority or position which represents a demotion (actual or de facto) from the Participant’s status, authority or position immediately prior to such change, except in connection with the termination of Participant’s employment because of death or Retirement, by the Company for Total and Permanent Disability or Cause, or by the Participant other than for a Good Reason enumerated in any of the following subsections of this Section 1.15 of the Plan;

(b)	The assignment to a Participant of duties inconsistent with the Participant’s responsibilities prior to such assignment, unless such new duties are consistent with a position of equal or greater status, authority, and position;

(c)	A reduction in the base salary of a Participant as the same may be increased from time to time;

(d)	A failure to continue the IC Plan (or a plan providing substantially similar benefits) as the same may be modified from time to time but in a form not less favorable than as of the date of adoption of this Plan, or a failure to continue a Participant as a participant in the IC Plan on a basis consistent with the basis on which the IC Plan is administered as of such date;

(e)	A failure to pay a Participant any portion of the Participant’s current or deferred compensation within seven (7) days of the date such compensation is due;

(f)	The relocation of the principal executive offices of the Company to a location more than 50 miles from the location of the present executive offices or outside of New Jersey, or requiring a Participant to be based anywhere other than the principal executive offices (or, if a Participant is not based at such executive offices, requiring such Participant to be based at another location not within 50 miles of such location) except for required travel on business to an extent substantially consistent with the Participant’s duties and responsibilities, or in the event of consent to any such relocation of the base location of a Participant the failure to pay (or provide reimbursement for) all expenses of such Participant incurred relating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect as of the date of adoption of this Plan;

(g)	The failure to continue in effect any benefit or compensation plan (including but not limited to the Retirement Plan, the Long-Term Disability Plan, the IC Plan, stock option and performance stock/cash features of the 1993 Stock Award and Incentive Plan (or of any subsequent and/or substitute plan)), the Employees Savings and Profit Sharing Plan (including the Supplemental Savings and Profit Sharing Plan), pension plan (including but not limited to, the Supplemental, Executive Supplemental, and Excess Retirement Plans), life insurance plan, health and accident plan, disability or vacation plan in which a Participant is participating, or the taking of any action which would adversely affect participation (including the Participant’s eligibility to participate, the amount of the Participant’s benefits, and the level of the Participant’s participation relative to other participants) in or materially reduce benefits under any of such plans, or the failure to fund any “rabbi trust” created for the payment of any of the foregoing benefits, when, and to the extent, required by the terms of any such trust, unless such action is required pursuant to law or unless substantially similar benefits are continued in the aggregate under other plans, programs or arrangements;

(h)	The failure to obtain the assumption of or an agreement to carry out the terms of this Plan by any successor; or

(i)	Any purported termination of a Participant’s employment which is not effected pursuant to a Notice of Termination as defined in the Cytec Industries Inc. Executive Income Continuity Plan.

1.16 “Grandfathered Participant” means an Eligible Employee included on the Grandfathered Participant Schedule adopted by the Compensation Committee who (a) had an accrued benefit under the Cyanamid SERP on December 31, 1993, or (b) the Compensation Committee elects to grandfather status and grants an accrued benefit under this Plan equal to the benefit the Eligible Employee would have had under the Cyanamid SERP on December 31, 1993 if the Eligible Employee had been a participant of the Cyanamid SERP on such date.

1.17 “IC Plan” means the existing system of annual cash bonuses payable to Company employees pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and individual performance.

1.18 “Normal Retirement Date” means the Normal Retirement Date as defined in the Employees’ Retirement Plan.

1.19 “Officer” means those individuals elected as officers of the Company by its Board of Directors including the Chairman, any Vice Chairman, President, and any Vice President, Treasurer and Controller and also including any President of any Business Unit designated as an Officer of the Company by the Board of Directors but not including Assistant Officers.

1.20 “Participant” means an Eligible Employee who becomes a Participant in the Plan pursuant to Article II.

1.21 “Past Service Plan” means the Cytec Past Service Retirement Plan.

1.22 “Pension Administration Committee” means the Pension Administration Committee created by the Board of Directors, and any successor thereto.

1.23 “Pension Plan Benefit” means the aggregate annual retirement benefit payable to or on account of a Participant from the Retirement Plans.

1.24 “Plan” means this Cytec Executive Supplemental Employees’ Retirement Plan, as set forth herein, as amended from time to time.

1.25 “Plan Benefit” means the amount of a Participant’s annual retirement benefit computed in accordance with the terms of this Plan.

1.26 “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.27 “Retirement Plans” means the Past Service Plan and the Employees’ Retirement Plan.

1.28 “Separation from Service” occurs on the date that the Participant dies, retires, or otherwise has a termination of employment with an Employer (within the meaning of Treasury Regulation Section 1.409A-1).

1.29 “SERP” means the Cytec Supplemental Employees’ Retirement Plan.

1.30 “Target ICP” shall mean target incentive compensation under the IC Plan applicable to the job level of such Participant, irrespective of the amount, if any, of such compensation actually received by the Participant, utilizing target incentive compensation as of the date the Participant retires (in lieu of the prior September 1 rate) for purposes of determining compensation for the year of a Participant’s termination of employment, for the year a Participant commences Plan Benefits on account of Total and Permanent Disability, and for any projected Years of Service.

1.31 “Total and Permanent Disability” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not les than 12 months.

1.32 “Years of Service” means Years of Service as defined under the Employees’ Retirement Plan, which includes Years of Service credited for purposes of the Past Service Plan.

1.33 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to “Section” or “Article” shall mean the indicated section or article of this Plan unless otherwise specified.

ARTICLE II

Participation

2.1 Election

An Eligible Employee will become a Participant in the Plan effective as of the date the Compensation Committee approves the election of the Eligible Employee to participate in the Plan. A Grandfathered Participant will become a Participant effective as of the date the Compensation Committee approves the Eligible Employee’s election to Grandfathered Participant status; provided, however, a Grandfathered Participant will not accrue any benefits under this Plan in excess of those set forth on the Grandfathered Participant Schedule. If the Compensation Committee approves the election of a Grandfathered Participant to participate in the Plan as a full Participant, the Grandfathered Participant shall cease to be a Grandfathered Participant and shall not be entitled to the benefit set forth on the Grandfathered Participant Schedule, but shall instead accrue benefits in accordance with the formula set forth in Section 3.1 of the Plan for Participant who are not Grandfathered Participants.

An employee who is hired by an Employer on or after April 1, 2007, shall not become a Participant in the Plan. With respect to an employee who is rehired by an Employer on or after April 1, 2007, and was previously a Participant in the Plan, such Participant’s service with, and Compensation from, an Employer on or after April 1, 2007 shall not be taken into account for purpose of determining the Plan Benefit under Section 3.1 of the Plan.

2.2 Change in Control

Upon the occurrence of a Change in Control, each Officer who is an Eligible Employee shall become, automatically, a full Participant.

2.3 Continuance of Participation

After an individual becomes a Participant of this Plan, the Participant’s membership shall continue until death, the termination of employment by the Participant other than by retirement hereunder, the termination by the Company of the Participant’s employment for Cause, or the date the Participant’s Employer ceases to be a member of the controlled group of corporations which includes the Company; provided that after a Change in Control the Participant’s membership shall continue until death or until the termination of employment for Cause.

ARTICLE III

Plan Benefit

3.1 Amount of Plan Benefit

(a)	The amount of a Participant’s Plan Benefit shall be equal to (i) plus (ii) plus (iii), except that a Participant who is only a Grandfathered Participant shall be entitled only to the Plan Benefit specified in (iv), as follows:

(i)	1.33% x the Participant’s Compensation for each Year of Service after December 31, 1993 and before January 1, 2008, including (subject to (v), below) Target ICP for those years that Target ICP exceeded 1/3 of base Compensation, and which is in excess of the amount payable under Section 3.1(b)(2) of the Employees’ Retirement Plan and under the provisions of the Excess Plan and the SERP which provide for the related excess and supplemental benefits; plus

(ii)	1.33% x the number of projected Years of Service to age 65 (not to exceed 5) x the Participant’s final year of Compensation, including (subject to (v), below) Target ICP; plus

(iii)

1.67% x Years of Service credited under the American Cyanamid Company Employees’ Retirement Plan as of December 31, 1993 x final average compensation, including (subject to (v), below) Target ICP, where final average compensation equals the Participant’s average annual Compensation including (subject to (v), below) Target ICP based on the three calendar years out of the last ten calendar years prior to January 1, 2004 which yields the highest average; minus the sum of the Participant’s accrued benefits under the Past Service Plan and under the “roll-up” formula of Section 3.1(b)(1) of the Employees’ Retirement Plan (including any portion of such “roll-up” benefit which is payable under the Excess Plan and/or the SERP), before Social Security offset; or

(iv)	In the case of a Participant who is only a Grandfathered Participant, the Grandfathered Participant’s accrued benefit, if any, as reflected on the Grandfathered Participant Schedule.

(v)	In the case of a Participant whose employment terminates on or after January 1, 1999, if for any year (commencing with the year which is five years prior to the later of the year in which the Participant (x) first becomes a Participant, including a Grandfathered Participant, or (y) attains [or, but for death would have attained] age 55) Target ICP is less than 1/3 of base Compensation, the ICP-based component of the Plan Benefit for such year under paragraph A, B and C above, shall be computed using the higher of (x) Target ICP or (y) actual ICP up to 1/3 of base Compensation.

(b)	There is no reduction under subsections (a)(1), (a)(ii), (a)(iii) or (a)(iv) above for early commencement for benefits commencing on or after a Participant’s attainment of age 60 or commencing at any earlier date if a Participant’s employment is terminated within two years after a Change in Control provided that such Participant’s employment is terminated either (i) by an Employer or (ii) by the Participant for Good Reason. The amounts payable pursuant Section 3.1(a)(1), (a)(ii), (a)(iii) or (a)(iv) are subject to reduction for commencement prior to age 60 in accordance with the terms of the Retirement Plan, except as provided in the prior sentence in the case of a Change in Control.

(c)	For purposes of preventing a reduction for early commencement of benefits when and as provided above, there shall be added to the amounts payable to a Participant (other than a Grandfathered Participant) under Sections 3.1(a)(1), (a)(ii), (a)(iii) above, or to the amounts payable to a Grandfathered Participant under Section 3.1(a)(iv), above, respectively, the amount of any reduction for early commencement in such Participant’s benefits under the related provisions of the Past Service Plan, the Employees’ Retirement Plan, the Excess Plan and the SERP, as the case may be, which occurs at an age where such a reduction does not occur under this Section 3.1 of the Plan.

(d)	For purposes of Section 3.1(a)(ii) above, a Participant shall have five projected Years of Service (except that service shall not be projected beyond age 65).

3.2 Total and Permanent Disability Benefit

An Officer who is an Eligible Employee and who incurs a Separation from Service as a result of Total and Permanent Disability shall automatically become a Participant hereunder. A Participant who incurs a Separation from Employment as a result of Total and Permanent Disability shall be entitled to a Plan Benefit computed in accordance with Sections 3.1(a)(i), (a)(ii) and (a)(iii) of the Plan, if applicable, reduced by the amount of any loss-of-time payments to which the Participant might be entitled under workers’ compensation laws, and excluding any portion of a Plan Benefit based on projected Years of Service unless approved by the Committee or after a Change in Control. Plan Benefits hereunder shall not be reduced on account of early commencement. The Plan Benefit under this Section 3.2 of the Plan shall be paid in the form elected by Participant in accordance with Article VI of the Plan. A Participant’s Plan Benefit pursuant to this Section 3.2 of the Plan shall be paid beginning six months after the Participant Separates from Service, provided that in no event will payment be made later than the fifteenth day of the third calendar month following the date on which the Participant has been Separated from Service for six months. On the first business day of the seventh month following the Participant’s termination from employment, the Participant shall receive a lump sum payment equal to the payments that would have been paid during the six-month suspension period described in the preceding sentence.

ARTICLE IV

Vesting

A Participant’s Plan Benefit shall be fully vested at all times; provided, however, that Plan Benefits hereunder are subject to divestment and shall be forfeited if the Participant’s employment with an Employer is terminated for Cause.

ARTICLE V

Death Benefits

5.1 Standard Death Benefit

If a Participant dies prior to incurring a Separation from Service, the Participant’s surviving spouse or the Participant’s other designated beneficiary, shall receive a benefit calculated pursuant to Section 3.1 of the Plan adjusted as if the Participant had elected a Modified Spouse Option with 50% survivor benefit, as if such Participant had retired on the date of the Participant’s death (irrespective of whether such Participant was eligible to retire on such date) and had survived to the first business day of the month immediately following the Participant’s 60th birthday (if such date is subsequent to the actual date of death). If the Participant is at least age 55 on the date of death, payment under this Section 5.1 of the Plan shall commence on the first business day of the month following the Participant’s death, but in no event later than the fifteenth day of the third calendar month following the date on which the Participant dies. If the Participant is not at least age 55 on the date of death, payment shall commence on the first business day of the month following the date that the Participant would have attained age 55 if the Participant had lived, but in no event later than the fifteenth day of the third calendar month following the date on which the Participant would have attained age 55.

5.2 Special Death Benefit

If an Officer who is an Eligible Employee dies, and if, on the date of the death of such Employee, (i) the sum of the Eligible Employee’s age and Years of Service under the Employees’ Retirement Plan equal 65, and (ii) such spouse survives such Eligible Employee, there shall be payable to such surviving spouse a benefit calculated in accordance with Section 3.1 of the Plan as if the Eligible Employee had elected a Modified Spouse Option with 50% survivor benefit, had retired on the date of death (irrespective of whether such Eligible Employee was eligible to retire on such date) and had survived to the first business day of the month immediately following the Eligible Employee’s 60th birthday (if such date is subsequent to actual date of death). ). If the Participant is at least age 55 on the date of death, payment under this Section 5.2 of the Plan shall commence on the first business day of the month following the Participant’s death, but in no event later the fifteenth day of the third calendar month following the date on which the Participant dies. If the Participant is not at least age 55 on the date of death, payment shall commence on the first business day of the month following the date that the Participant would have attained age 55 is the Participant had lived, but in no event later the fifteenth day of the third calendar month following the date on which the Participant would have attained age 55.

ARTICLE VI

Form and Time of Payment

6.1 Time of Payment

A Participant’s Plan Benefit shall be paid beginning on the later of (i) the first business day of the month following the Participant’s attainment of age 55, or (ii) six months after the Participant Separates from Service (the “Payment Date”). In no event shall payment commence later than the fifteenth day of the third calendar month following the Payment Date. If payment is made under subsection (ii), on the first business day of the seventh month following the Participant’s termination from employment, the Participant shall receive a lump sum payment equal to the payments that would have been paid during the six-month suspension period described in the preceding sentence.

6.2 Form of Payment

A Participant shall elect to have the Plan Benefit paid in one of the forms of payment described in this Section 6.2 of the Plan. A Participant who has not commenced payment by December 31, 2008, shall elect a payment form no later than December 31, 2008. An Eligible Employee who is not a Participant in the Plan on December 31, 2008, shall make an election as to form of payment within 30 days of becoming a Participant in the Plan.

(a)	Modified Spouse Option. An adjusted Plan Benefit payable for the Participant’s life with the provision that after the Participant’s death a percentage of the Plan Benefit (10% to 100% in 10% increments, or 75%) shall be continued during the life of the Participant’s spouse (at the time of retirement) if the beneficiary survives the Participant.

(b)	Contingent Annuitant Option. An adjusted Plan Benefit payable for the Participant’s life, with the provision that after death a percentage of the Plan Benefit (10% to 100% in 10% increments, or 75%) shall be continued during the life of the Participant’s beneficiary (at the time of retirement), if the beneficiary survives the Participant.

(c)	Ten-Year Certain and Life Option. An adjusted Plan Benefit payable for the Participant’s life with the provision that in the event of the Participant’s death within the shorter of ten years of the Participant’s life expectancy determined at the Participant’s annuity starting date, payment shall be continued for the duration of such ten-year or life expectancy period to the beneficiary designated by the Participant. If such beneficiary does not survive such period, the commuted value equal to the Actuarial Equivalent of any payments remaining shall be paid to the legal representatives of the last to survive of the Participant and the beneficiary.

(d)	Ten-Year Certain and Contingent Annuitant Option. An adjusted Plan Benefit payable for the Participant’s life with the provision that in the event of the Participant’s death within the shorter of ten years or the Participant’s life expectancy determined at the annuity starting date payment shall be continued for the duration of such ten-year or life expectancy period to the beneficiary designated by the Participant. At the end of the ten-year or life expectancy period, a percentage of the Plan Benefit without adjustment for the ten-year certain feature (10% to 90% in 10% increments) shall be continued during the life of the Participant’s beneficiary (at the time of retirement), if the beneficiary survives the Participant. If the beneficiary does not survive the initial ten-year period, the commuted value equal to the Actuarial Equivalent of any payments remaining shall be paid to the legal representatives of the last to survive of the Participant and the beneficiary.

(e)	Single Life Annuity. A annuity payable for the Participant’s life.

Prior to commencement of payment of a Participant’s Plan Benefit, the Participant may elect a different form of annuity, provided that the payments forms are actuarially equivalent. Such a change in annuity shall not be considered a change in the time and form of a payment under Section 409A of the Code. In the event that a Participant does not make an election as to form of payment, the Plan Benefit shall be paid in the form of a single life annuity if the Participant is not married on the benefit commencement date, and a joint and 50% survivor annuity (with the Participant’s spouse as the contingent annuitant) if the Participant is married on the benefit commencement date.

ARTICLE VII

Administration

7.1 Pension Administration Committee

The Pension Administration Committee shall supervise the daily management and administration of the Plan. The members of the Pension Administration Committee shall serve without compensation.

7.2 Responsibilities and Powers of the Pension Administration Committee and Compensation Committee

(a)	The Pension Administration Committee shall have the responsibility:

(i)	To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Pension Administration Committee hereby or necessary to carry out the provisions thereof; and

(ii)	To keep all records relating to Participants of the Plan and such other records as are necessary for proper operation of the Plan.

(b)	The Compensation Committee shall be responsible for construing this Plan, which construction shall be conclusive, correcting any defects, supplying omissions, and reconciling inconsistencies to the extent necessary to effectuate the Plan.

7.3 Operation of the Pension Administration Committee

In carrying out the Pension Administration Committee’s functions hereunder:

(a)	The Pension Administration Committee may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof.

(b)	All acts and decisions of the Pension Administration Committee shall be approved by a majority of the members of the Pension Administration Committee and shall apply uniformly to all Participants in like circumstances. Written records shall be kept of all acts and decisions.

(c)	The Pension Administration Committee may authorize one or more of its members to act on its behalf. The Pension Administration Committee may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a Pension Administration Committee member.

(d)	The Pension Administration Committee shall have the right to hire, at the expense of an Employer, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

7.4 Indemnification

In addition to any other indemnification that a fiduciary, including but not limited to a member of the Pension Administration Committee, the Compensation Committee or the Executive Committee, is entitled to, an Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities with respect to this Plan under any aspects of the law.

ARTICLE VIII

Miscellaneous

8.1 Benefits Payable by an Employer

All benefits payable under this Plan constitute an unfunded obligation of an Employer. Payments shall be made, as due, from the general funds of an Employer. An Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting with obligations. Nothing contained in this Section 8.1 of the Plan shall limit the ability of an Employer to pay benefits hereunder through a Rabbi Trust. Any such investments shall be assets of an Employer subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest in any such investments.

8.2 Amendment or Termination

(a)

The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan in accordance with this Section 8.2 of the Plan. No such action by the Board of Directors shall reduce a Participant’s Plan Benefit accrued as of the time thereof. The provisions of this Section 8.2 of the Plan prohibiting an action by the Board of Directors which would reduce a Participant’s accrued Plan Benefit cannot be amended without the consent of all Participants (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or shall be made in writing by the Pension Administration

Committee, the Compensation Committee, or the Executive Committee, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan the Pension Administration Committee, the Compensation Committee or the Executive Committee.

(b)	If the Plan is terminated, a determination shall be made of each Participant’s Plan Benefit as of the Plan termination date (determined in accordance with Section 8.2(a) of the Plan).

(c)	No amendment or termination made within one year before a Change in Control and made while a Prospective Change in Control is pending may adversely affect any benefit that might at any time be or become owing hereunder to a person who, immediately prior to the commencement of such Prospective Change in Control, was an Officer who is an Eligible Employee without the consent of such person (other than a benefit to any such person who is the person, or part of the group, making the offer, or negotiating to make the offer, which constitutes the Prospective Change in Control). As used herein, the term “Prospective Change in Control” means (i) any offer presented, directly or indirectly, to the Board of Directors of the Company which, if consummated, would constitute a Change in Control or (ii) any negotiation with the Board of Directors or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).

8.3 Status of Employment

Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of an Employer to discharge any Participant or to treat the Participant without regard to the effect which such treatment might have upon the Participant.

8.4 Payments to Minors and Incompetents

If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Pension Administration Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Pension Administration Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.5 Authorized Payments

The Pension Administration Committee may at any time and from time to time require, as a condition precedent to making or authorizing the payment of any benefit hereunder, evidence of the prospective payee’s right to receive such payment. Without limiting the generality of the foregoing, the Pension Administration Committee may require evidence of the date of birth of any Participant, contingent annuitant or beneficiary, or of survival of a contingent annuitant or beneficiary.

8.6 Inalienability of Benefits

The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

8.7 Adjustment of Benefits

If the date of birth or other data deemed by the Pension Administration Committee to be vital, with respect to any Participant, contingent annuitant or beneficiary shall be misstated, the Pension Administration Committee may limit the amount and date of payment of benefits to any such person, the Participant’s contingent annuitant and/or other beneficiary (whether or not such person shall have theretofore retired in accordance with the Plan) to the reduced benefits which would be payable in accordance with the correct information. In such case, payments of benefits made subsequent to the date of discovery of any such misstatement shall be adjusted for any excess or deficiency (based upon the correct facts) in the amount of benefits theretofore paid to such person, the Participant’s contingent annuitant and/or other beneficiary.

8.8 Claim and Appeal Procedure. This Section 8.8 of the Plan shall not apply with respect to benefits payable after a Change in Control. The Company shall appoint a person or persons to adjudicate claims and appeals under the Plan (the “Administrator”). The Administrator shall provide adequate notice in writing to any Participant or to any beneficiary (the “Claimant”) whose claim for benefits under the Plan has been denied. The Administrator’s notice to the Claimant shall set forth:

(a)	The specific reason for the denial;

(b)	Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(c)	A description of any additional material and information that is needed;

(d)	That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that the Claimant’s failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator’s determination final, binding and conclusive; and

(e)	The name and address to whom the Claimant may forward an appeal.

If the Claimant should appeal to the Administrator, the Claimant, or the Claimant’s duly authorized representative, may submit, in writing, whatever issues and comments the Claimant or the Claimant’s duly authorized representative feels are pertinent. The Claimant, or the Claimant’s duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review. The Administrator’s notice to the Claimant shall set forth:

(i)	The specific reason for the denial;

(ii)	Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim; and

(iv)	A statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

8.9 Governing Law

Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

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/s/ ROY SMITH	12/15/2008
ROY SMITH	DATE

/s/ MARILYN R. CHARLES	12/15/2008
MARILYN R. CHARLES	DATE